Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-271321, No. 333-279391 and 333-286314) and the Registration Statement on Form S-3 (No. 333-288039 ) of Mangoceuticals, Inc. (the “Company”), of our report dated March 31, 2026, relating to the consolidated financial statements of the Company, as of and for the years ended December 31, 2025 and 2024, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 31, 2026